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                                                                     EXHIBIT 1

                        PRESS RELEASE DATED MARCH 4, 1996
                                  NEWS RELEASE


                 WSFS LOGO FINANCIAL CORPORATION
                           ---------------------
                           838 Market Street, Wilmington, DE 19899




For Release:  March 4, 1996

                                              Contact:  Marvin N. Schoenhals
                                                        or R. William Abbott
                                                        (302) 571-7294





                      WSFS FINANCIAL CORPORATION ANNOUNCES
                        ITS INTENT TO REMAIN INDEPENDENT

         Wilmington, DE -- WSFS Financial Corporation (NASDAQ/NMS:WSFS), the parent company of Wilmington Savings Fund Society, FSB (WSFS), announced today that the Company intends to remain independent in order to maximize stockholder value. The Board made this decision after completing a review of alternative courses of action, including a possible sale of the Company. The Board previously announced its intention to undertake this review in light of the significant changes and ongoing consolidation in the banking industry. The Board was assisted in its review by Alex. Brown & Sons Incorporated, its financial advisor.

         Marvin N. Schoenhals, Chairman, President and CEO said, "The Board's decision was made after taking into consideration the Company's growth prospects and the fact that none of the expressions of interest significantly exceeded recent market prices. It is the unanimous judgment of the Board that a sale of the Company at current market levels would be inadequate and would not be in the best interests of stockholders. In short, the Board does not feel the sale of the Company at this time would adequately value the Company's earnings prospects and capabilities of management. As such, it concluded that stockholders, customers and Associates are best served by remaining independent."

         Members of the Board controlling over 43% of the Company's outstanding stock unanimously supported the decision to remain independent. The Board also announced that it has authorized management to initiate a 5% stock buyback program.

         WSFS Financial Corporation is a $1.2 billion financial services company. Its principal subsidiary, WSFS, operates 14 retail banking offices in New Castle County and Dover, Delaware. WSFS was originally chartered in 1832 and has served customers in the greater Wilmington, Delaware market for 164 years. Other operating subsidiaries include WSFS Credit Corporation; Community Credit Corporation; 838 Investment Group, Inc.; and Providential Home Income Plan, Inc.

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